SUB-ITEM 77I

MFS New Discovery Fund, MFS Research International Fund, and MFS Value Fund, each a series of MFS Series Trust I (the "Trust"), redesignated Class W Shares as Class R5 Shares effective May 30, 2012, as described in each fund's Summary Prospectus dated December 29, 2011, as amended May 30, 2012, and in the supplement to each fund's then current prospectus, each as filed with the Securities and Exchange Commission via EDGAR on May 30, 2012, under Rule 497 under the Securities and Exchange Act of 1933. Such descriptions are incorporated herein by reference.